Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877
jharkins@sallybeauty.com

Sally Beauty Holdings Reports Second Quarter Fiscal 2023 Results

➣	Q2 Consolidated Comparable Sales Increased 5.7%
➣	Q2 GAAP Operating Margin of 7.8%; Adjusted Operating Margin of 8.3%
➣	Q2 GAAP Diluted EPS of $0.37; Adjusted Diluted EPS of $0.41
➣	Successfully Refinanced $406 Million Term Loan; Maturity Extended to 2030
➣	Maintains Full Year Fiscal 2023 Guidance

DENTON, Texas, May 4, 2023 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its second quarter ended March 31, 2023. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2023 Second Quarter Summary

•	Consolidated net sales of $919 million, an increase of 0.8% compared to the prior year;
•	Consolidated comparable sales increased 5.7%;
•	Global e-commerce sales increased 9% to $87 million, representing 9.5% of net sales;
•	GAAP gross margin at 51.0%; Adjusted Gross Margin at 50.7%;
•	GAAP operating earnings of $71 million and GAAP operating margin of 7.8%; Adjusted Operating Earnings of $76 million and Adjusted Operating Margin of 8.3%; and
•	GAAP diluted net earnings per share of $0.37 and Adjusted Diluted Net Earnings Per Share of $0.41.

“We are pleased to report solid financial results, which reflect strong and consistent execution by our teams, including our ongoing focus on prioritizing our customers,” said Denise Paulonis, president and chief executive officer. “We delivered second quarter net sales of $919 million, a comparable sales increase of 6%, Adjusted Gross Margin of 51% and Adjusted EBITDA of $105 million. During the quarter, we also further optimized our capital structure with the successful refinancing of our $406 million term loan.”

“As part of our focus on customer centricity, we recently launched our first ‘Studio By Sally’ concept store in the Dallas/Ft. Worth market – a new digital-first, DIY-centric salon. As we look ahead, our focus remains on serving our customers and driving long-term growth and shareholder value through our ongoing efforts around our strategic initiatives: enhancing our customer centricity, growing high margin owned brands and amplifying innovation, and increasing the efficiency of our operations and optimizing our capabilities.”

Fiscal 2023 Second Quarter Operating Results

Second quarter consolidated net sales were $918.7 million, an increase of 0.8% compared to the prior year. The Company was operating 378 fewer stores at the end of the quarter compared to the prior year. Foreign currency translation had an unfavorable impact of 80 basis points on consolidated net sales for the quarter. At constant currency, global e-commerce sales increased 9% compared to the prior year to $87 million or 9.5% of consolidated net sales for the quarter.

Consolidated comparable sales increased 5.7%, driven primarily by strong sales recapture rates from the Company’s recent store optimization efforts and the lapping of the prior year’s impact from Omicron, supply chain challenges and the onset of inflationary pressures.

Consolidated gross profit for the second quarter was $468.3 million compared to $465.3 million in the prior year, an increase of 0.6%. Consolidated GAAP gross margin was 51.0%, a decrease of 10 basis points compared to 51.1% in the prior year. Adjusted Gross Margin, which excludes the true-up of a non-cash inventory write-down in the fourth quarter of fiscal 2022 related to the Company’s previously announced distribution center consolidation and store optimization plan, as well as the write-down of COVID-19 related personal-protective equipment inventory in the second quarter of fiscal 2022, was 50.7%, a decrease of 70 basis points compared to 51.4% in the prior year. Higher product margin at Sally Beauty, driven by pricing leverage and higher owned brand penetration, was more than offset by lower product margin at Beauty Systems Group resulting from an unfavorable sales mix shift between the segment’s stores and expanded Regis partnership, as well as a shift in some distribution center costs from selling, general and administrative expenses into gross margin.

Selling, general and administrative (SG&A) expenses totaled $389.7 million, an increase of $10.8 million compared to $378.9 million in the prior year. Adjusted Selling, General and Administrative Expenses, excluding COVID-19 related net expenses and other adjustments, were $389.7 million, an increase of $11.7 million compared to $378.0 million in the prior year. The increase was driven primarily by higher labor, accrued bonus, and advertising costs, partially offset by the savings from the Company’s previously announced distribution center consolidation and store optimization plan. As a percentage of sales, Adjusted SG&A expenses were 42.4% compared to 41.5% in the prior year.

GAAP operating earnings and operating margin in the second quarter were $71.4 million and 7.8%, compared to $86.5 million and 9.5%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the Company’s restructuring efforts, COVID-19 related net expenses and other adjustments, were $76.3 million and 8.3%, compared to $90.2 million and 9.9%, in the prior year.

GAAP net earnings in the second quarter were $40.9 million, or $0.37 per diluted share, compared to GAAP net earnings of $46.8 million, or $0.42 per diluted share in the prior year. Adjusted Net Earnings, excluding the Company’s restructuring efforts, COVID-19 related net expenses and other adjustments, were $44.6 million, or $0.41 per diluted share, compared to Adjusted Net Earnings of $51.9 million, or $0.47 per diluted share in the prior year. Adjusted EBITDA in the second quarter was $105.2 million, a decrease of 9.5% compared to the prior year, and Adjusted EBITDA Margin was 11.5%, a decrease of 130 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of March 31, 2023, the Company had cash and cash equivalents of $62 million and an outstanding balance of $34 million under its asset-based revolving line of credit. At the end of the quarter, inventory was $1.02 billion, up 6.3% versus a year ago, driven primarily by higher product costs, improved in-stock levels and timing of inventory receipts. Second quarter cash flow from operations was $24.7 million. Capital expenditures in the quarter totaled $17.2 million.

The Company ended the quarter with a net debt leverage ratio of 2.2x.

On February 28, 2023, the Company completed the refinancing of its $406 million term loan with a new term loan that extends the maturity from July 2024 to February 2030. The new term loan has an aggregate principal amount of $400 million and bears interest at a floating rate equal to 1-month term SOFR (secured overnight financing rate) plus a spread of 250 basis points. Subsequent to the end of the second quarter, the Company entered into a 3-year interest rate swap agreement on April 28, 2023, which swaps a notional amount of $200 million of the new term loan from a floating term SOFR rate to a fixed rate of 3.705%.

Fiscal 2023 Second Quarter Segment Results

Sally Beauty Supply

•

Segment net sales were $530.2 million in the quarter, an increase of 0.8% compared to the prior year. The segment operated 356 fewer stores at the end of the quarter compared to the prior year and had an unfavorable impact of 90 basis points from foreign currency translation on reported sales. At constant currency, segment e-commerce sales increased 7% to $34 million or 6.4% of segment net sales for the quarter.

•

Segment comparable sales increased 9.1% in the second quarter, driven primarily by strong sales recapture rates from the Company’s recent store optimization efforts and the lapping of the prior year’s impact from Omicron, supply chain challenges and the onset of inflationary pressures. The Sally Beauty businesses in the U.S. and Canada represented 79% of segment net sales for the quarter and had a comparable sales increase of 9.8%.

•	At the end of the quarter, net store count was 3,143.
•

GAAP gross margin increased by 100 basis points to 59.8% compared to the prior year. The increase was primarily driven by higher product margin from pricing leverage and higher owned brand penetration, and the favorable true-up of a non-cash inventory write-down in the fourth quarter of fiscal 2022 related to the Company’s previously announced distribution center consolidation and store optimization plan.

•	GAAP operating earnings were $92.1 million compared to $80.9 million in the prior year, representing an increase of 13.8%. GAAP operating margin increased to 17.4% compared to 15.4% in the prior year.

Beauty Systems Group

•

Segment net sales were $388.5 million in the quarter, an increase of 0.7% compared to the prior year. The segment operated 22 fewer stores at the end of the quarter compared to the prior year and had an unfavorable impact of 50 basis points on reported sales from foreign currency translation. At constant currency, segment e-commerce sales increased 11% to $53 million or 13.7% of segment net sales for the quarter.

•

Segment comparable sales increased 1.3% in the second quarter, primarily reflecting the lapping of the prior year’s impact from supply chain challenges and Omicron, partially offset by continued inflationary pressures resulting in stylists buying closer to need.

•	At the end of the quarter, net store count was 1,341.
•

GAAP gross margin decreased 160 basis points to 38.9% in the quarter compared to the prior year, driven primarily by lower product margin from an unfavorable sales mix shift between the segment’s stores and expanded Regis partnership, as well as a shift in some distribution center costs from selling, general and administrative expenses into gross margin.

•

GAAP operating earnings were $37.3 million in the quarter, a decrease of 19.0% compared to $46.0 million in the prior year. GAAP operating margin in the quarter was 9.6% compared to 11.9% in the prior year.

•	At the end of the quarter, there were 675 distributor sales consultants compared to 712 in the prior year.

Fiscal Year 2023 Guidance

The Company is maintaining the following guidance for full fiscal year 2023:

•

Comparable sales, notwithstanding a notable change in consumer behavior, are expected to increase by low single digits compared to the prior year, driven by growth in key categories, sales transfer from store closures related to the Company’s store optimization efforts, the expanded Regis distribution and new strategic initiatives;

•

Net sales are expected to decline by low-single digits compared to the prior year, reflecting the unfavorable impact due to store closures from the Company’s store optimization efforts, net of expected sales recapture rates, and the anticipated unfavorable impact from foreign exchange headwinds;

•	Gross margin is expected to remain above 50%; and
•

Adjusted Operating Margin is expected to be in the range of 8.5% and 9.5%, inclusive of investment in store labor as the Company focuses on elevating the expertise of its associates to drive growth in the coming years.

*

The Company does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, May 4, 2023. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (877) 226-8143 (International: (234) 720-6981) and referencing the access code 5883157#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, May 4, 2023, through May 18, 2023, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 6468365#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Strawberry Leopard®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and L’Oreal®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Olaplex®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19, and its continuing impact on the economy and those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2022. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted

Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the true-up of the inventory non-cash write-down and the write-down of COVID-19 related personal-protective equipment inventory for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding COVID-19 net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s restructuring plans, COVID-19 related net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s restructuring plans, net expenses related to COVID-19 and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected net expenses related to COVID-19, and tax-effected other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected net expenses related to COVID-19, and tax-effected other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and
Operating Free Cash Flow	4
Store Count and Comparable Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2023	2022	Percentage Change	2023	2022	Percentage Change
Net sales	$918,712	$911,387	0.8%	$1,875,767	$1,891,638	(0.8)%
Cost of products sold	450,373	446,055	1.0%	918,854	926,177	(0.8)%
Gross profit	468,339	465,332	0.6%	956,913	965,461	(0.9)%
Selling, general and administrative expenses	389,657	378,871	2.8%	781,237	765,121	2.1%
Restructuring	7,274	—	100.0%	17,680	1,099	1508.7%
Operating earnings	71,408	86,461	(17.4)%	157,996	199,241	(20.7)%
Interest expense	16,685	19,896	(16.1)%	34,608	40,137	(13.8)%
Earnings before provision for income taxes	54,723	66,565	(17.8)%	123,388	159,104	(22.4)%
Provision for income taxes	13,862	19,757	(29.8)%	32,190	43,458	(25.9)%
Net earnings	$40,861	$46,808	(12.7)%	$91,198	$115,646	(21.1)%

Earnings per share:
Basic	$0.38	$0.43	(11.6)%	$0.85	$1.05	(19.0)%
Diluted	$0.37	$0.42	(11.9)%	$0.83	$1.03	(19.4)%

Weighted average shares:
Basic	107,453	108,743		107,294	110,387
Diluted	109,706	110,540		109,499	112,207

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	51.0%	51.1%	(10)	51.0%	51.0%	—
Selling, general and administrative expenses	42.4%	41.6%	80	41.6%	40.4%	120
Consolidated operating margin	7.8%	9.5%	(170)	8.4%	10.5%	(210)

Effective tax rate	25.3%	29.7%	(440)	26.1%	27.3%	(120)

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2023	September 30, 2022
Cash and cash equivalents	$61,620	$70,558
Trade and other accounts receivable	75,663	72,277
Inventory	1,023,656	936,374
Other current assets	48,072	53,192
Total current assets	1,209,011	1,132,401
Property and equipment, net	283,356	297,876
Operating lease assets	562,336	532,177
Goodwill and other intangible assets	584,751	576,381
Other assets	35,660	38,032
Total assets	$2,675,114	$2,576,867

Current maturities of long-term debt	$38,175	$68,658
Accounts payable	265,075	275,717
Accrued liabilities	168,187	161,065
Current operating lease liabilities	154,255	157,734
Income taxes payable	4,949	4,740
Total current liabilities	630,641	667,914
Long-term debt, including capital leases	1,065,439	1,083,043
Long-term operating lease liabilities	444,819	424,762
Other liabilities	22,044	22,427
Deferred income tax liabilities, net	86,283	85,085
Total liabilities	2,249,226	2,283,231
Total stockholders’ equity	425,888	293,636
Total liabilities and stockholders’ equity	$2,675,114	$2,576,867

Supplemental Schedules 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2023	2022	Percentage Change	2023	2022	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$530,246	$525,785	0.8%	$1,079,718	$1,087,315	(0.7)%
Beauty Systems Group ("BSG")	388,466	385,602	0.7%	796,049	804,323	(1.0)%
Total net sales	$918,712	$911,387	0.8%	$1,875,767	$1,891,638	(0.8)%

Operating earnings:
SBS	$92,134	$80,940	13.8%	$191,308	$181,563	5.4%
BSG	37,260	46,008	(19.0)%	86,907	104,554	(16.9)%
Segment operating earnings	129,394	126,948	1.9%	278,215	286,117	(2.8)%

Unallocated expenses (1)	50,712	40,487	25.3%	102,539	85,777	19.5%
Restructuring	7,274	—	100.0%	17,680	1,099	1508.7%
Interest expense	16,685	19,896	(16.1)%	34,608	40,137	(13.8)%
Earnings before provision for income taxes	$54,723	$66,565	(17.8)%	$123,388	$159,104	(22.4)%

	2023	2022	Basis Point Change	2023	2022	Basis Point Change
Segment gross margin:
SBS	59.8%	58.8%	100	59.3%	58.6%	70
BSG	38.9%	40.5%	(160)	39.7%	40.8%	(110)

Segment operating margin:
SBS	17.4%	15.4%	200	17.7%	16.7%	100
BSG	9.6%	11.9%	(230)	10.9%	13.0%	(210)
Consolidated operating margin	7.8%	9.5%	(170)	8.4%	10.5%	(210)

(1)	Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedules 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2023
	As Reported (GAAP)	Restructuring (1)	As Adjusted (Non-GAAP)

Cost of products sold	$450,373	$2,362	$452,735
Consolidated gross margin	51.0%		50.7%
Selling, general and administrative expenses	389,657	—	389,657
SG&A expenses, as a percentage of sales	42.4%		42.4%
Operating earnings	71,408	4,912	76,320
Operating margin	7.8%		8.3%
Earnings before provision for income taxes	54,723	4,912	59,635
Provision for income taxes (3)	13,862	1,222	15,084
Net earnings	$40,861	$3,690	$44,551

Earnings per share:
Basic	$0.38	$0.03	$0.41
Diluted	$0.37	$0.03	$0.41

	Three Months Ended March 31, 2022
	As Reported (GAAP)	Restructuring and Other (1)	COVID-19 (2)	As Adjusted (Non-GAAP)
Cost of products sold	$446,055	$—	$(2,841)	$443,214
Consolidated gross margin	51.1%			51.4%
Selling, general and administrative expenses	378,871	27	(938)	377,960
SG&A expenses, as a percentage of sales	41.6%			41.5%
Operating earnings	86,461	(27)	3,779	90,213
Operating margin	9.5%			9.9%
Earnings before provision for income taxes	66,565	(27)	3,779	70,317
Provision for income taxes (3)	19,757	(2,400)	1,099	18,456
Net earnings	$46,808	$2,373	$2,680	$51,861

Earnings per share:
Basic	$0.43	$0.02	$0.02	$0.48
Diluted	$0.42	$0.02	$0.02	$0.47

(1)

For the three months ended March 31, 2023, restructuring represents expenses incurred primarily with the closure of stores in connection with our Distribution Center Consolidation and Store Optimization Plan, including $2.4 million in cost of products sold related to adjustments to our expected obsolescence reserve. For the three months ended March 31, 2022, restructuring and other represents an adjustment for the cancelled debt offering during our first fiscal quarter of fiscal year 2022.

(2)

For the three months ended March 31, 2022, COVID-19-related expense is comprised of obsolete personal-protective equipment inventory ("PPE") included in costs of products sold of $2.8 million as well as costs associated with vaccinations and testing in selling, general and administrative expenses.

(3)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized. Additionally, for the three months ended March 31, 2022, provision for income taxes includes the impact of a deferred tax asset write-down related to expired options in connection with the Transformation Plan.

Supplemental Schedules 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Six Months Ended March 31, 2023
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Cost of products sold	$918,854	$5,043	$—	$923,897
Consolidated gross margin	51.0%			50.7%
Selling, general and administrative expenses	781,237	—	(1,052)	780,185
SG&A expenses, as a percentage of sales	41.6%			41.6%
Operating earnings	157,996	12,637	1,052	171,685
Operating margin	8.4%			9.2%
Earnings before provision for income taxes	123,388	12,637	1,052	137,077
Provision for income taxes (3)	32,190	3,198	270	35,658
Net earnings	$91,198	$9,439	$782	$101,419

Earnings per share:
Basic	$0.85	$0.09	$0.01	$0.95
Diluted	$0.83	$0.09	$0.01	$0.93

	Six Months Ended March 31, 2022
	As Reported	Restructuring and Other (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Cost of products sold	$926,177	$—	$(2,841)	$923,336
Consolidated gross margin	51.0%			51.2%
Selling, general and administrative expenses	765,121	(1,546)	(2,078)	761,497
SG&A expenses, as a percentage of sales	40.4%			40.3%
Operating earnings	199,241	2,645	4,919	206,805
Operating margin	10.5%			10.9%
Earnings before provision for income taxes	159,104	2,645	4,919	166,668
Provision for income taxes (3)	43,458	(1,804)	1,393	43,047
Net earnings	$115,646	$4,449	$3,526	$123,621

Earnings per share:
Basic	$1.05	$0.04	$0.03	$1.12
Diluted	$1.03	$0.04	$0.03	$1.10

(1)

For the six months ended March 30, 2023, restructuring represents expenses incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan, including $5.0 million in cost of products sold related to adjustments to our expected obsolescence reserve. For the six months ended March 31, 2022, restructuring and other represents costs and expenses incurred primarily in connection with the Transformation Plan and cancelled debt offering during the period.

(2)

For the six months ended March 30, 2023, COVID-19 expenses related to use taxes around the donation of personal protection merchandise. For the six months ended March 31, 2022, COVID-19-related expense is comprised of obsolete PPE included in costs of products sold of $2.8 million as well as costs associated with vaccinations and testing in selling, general and administrative expenses.

(3)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized. Additionally, for the six months ended March 30, 2022, provision for income taxes includes the impact of a deferred tax asset write-down related to expired options in connection with the Transformation Plan.

Supplemental Schedules 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
Adjusted EBITDA:	2023	2022	Percentage Change	2023	2022	Percentage Change
Net earnings	$40,861	$46,808	(12.7)%	$91,198	$115,646	(21.1)%
Add:
Depreciation and amortization	25,062	24,050	4.2%	50,347	48,471	3.9%
Interest expense	16,685	19,896	(16.1)%	34,608	40,137	(13.8)%
Provision for income taxes	13,862	19,757	(29.8)%	32,190	43,458	(25.9)%
EBITDA (non-GAAP)	96,470	110,511	(12.7)%	208,343	247,712	(15.9)%
Share-based compensation	3,838	2,032	88.9%	8,973	5,990	49.8%
Restructuring and other	4,912	(27)	18292.6%	12,637	2,645	377.8%
COVID-19	-	3,779	(100.0)%	1,052	4,919	(78.6)%
Adjusted EBITDA (non-GAAP)	$105,220	$116,295	(9.5)%	$231,005	$261,266	(11.6)%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	11.5%	12.8%	(130)	12.3%	13.8%	(150)

Operating Free Cash Flow:	2023	2022	Percentage Change	2023	2022	Percentage Change
Net cash provided (used) by operating activities	$24,697	$2,912	748.1%	$79,648	$(2,773)	2972.3%
Less:
Payments for property and equipment, net	17,174	17,719	(3.1)%	42,181	44,109	(4.4)%
Operating free cash flow (non-GAAP)	$7,523	$(14,807)	150.8%	$37,467	$(46,882)	179.9%

Supplemental Schedules 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of March 31,
	2023	2022	Change

Number of stores:
SBS:
Company-operated stores (1)	3,143	3,498	(355)
Franchise stores	-	1	(1)
Total SBS	3,143	3,499	(356)
BSG:
Company-operated stores (1)	1,209	1,232	(23)
Franchise stores	132	131	1
Total BSG	1,341	1,363	(22)
Total consolidated	4,484	4,862	(378)

Number of BSG distributor sales consultants (2)	675	712	(37)

(1)	Store count was impacted by the closure of 329 SBS stores and 28 BSG stores related to our Distribution Center and Site Optimization Plan.
(2)	BSG distributor sales consultants (DSC) include 189 sales consultants employed by our franchisees at March 31, 2023 and 2022.

	Three Months Ended March 31,			Six Months Ended March 31,
	2023	2022	Basis Point Change	2023	2022	Basis Point Change
Comparable sales growth (decline):
SBS	9.1%	(0.5)%	960	5.9%	2.0%	390
BSG	1.3%	1.3%	0	(0.2)%	4.9%	(510)
Consolidated	5.7%	0.2%	550	3.3%	3.2%	10

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full service sales. Our comparable sales excludes the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquisitions are excluded from our comparable sales calculation until 14 months after the acquisition.